WAIVER OF WITHDRAWAL CHARGE ENDORSEMENT


This Endorsement forms a part of the Contract to which it is attached and is effective as of the Issue Date of the Contract. In the case of any conflict with any provisions in the Contract, the provisions of this Endorsement will control. The following provisions are hereby added to the Contract:

After the first Contract Year, you can make a withdrawal without incurring a withdrawal charge when the following conditions occur:

Total Disability. Total disability is incapacity of the insured, resulting from injury or disease, to engage in any occupation from remuneration or profit.

a. The Contract Owner or Joint Owner is totally disabled;
b. Such Total Disability lasts for a period of at least 90 consecutive days; and
c. A licensed physician certifies to such disability.

This waiver shall not apply if the Contract Owner or Joint Owner was totally disabled on the Issue Date. Proof of Total Disability will be required in a form satisfactory to the Company.

The proof required by the Company for the waiver of the withdrawal charge shall include but not be limited to, written certification from a licensed physician performing within the scope of his or her license. The licensed physician must not be the Contract Owner, Joint Owner, the Annuitant, Joint Annuitant, or the spouse, parent or child of the Contract Owner, Joint Owner, Annuitant, or Joint Annuitant. If a non-individual owns the Contract, then Contract Owner shall mean Annuitant.

Withdrawals of amounts under the Contract may be subject to a 10% tax penalty in addition to any income taxes due. You should consult your tax advisor before making a withdrawal.


Signed for Allianz Life Insurance Company of New York by:

                 /s/ Suzanne J. Pepin                   /s/ Vincent Vitello
                     Suzanne J. Pepin                       Vincent Vitello
              Senior Vice President, Secretary            Chairman of the Board,
                     and Chief Legal Officer                CEO and President

S40653-NY